Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP  UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com

Embargo until
07.00hrs (EST) 12 noon (UK Time)
26th September 2002


                      2002 Research & Development Briefing



Basingstoke, UK - 26th September 2002 - Shire Pharmaceuticals Group plc (LSE:
SHP, NASDAQ: SHPGY, TSX: SHQ) is today providing an update on its Research and Development (R&D) strategy and pipeline for the first time at a meeting for analysts and investors in New York. A similar meeting will also take place on October 1st 2002 in London.

Shire has 21 projects in development, of which 11 are in phase II development or beyond. Highlights of the company's review are a number of pipeline developments, which it expects to support Shire's medium and long-term progress:


     Reaffirmation that Adderall XR will be filed for the treatment of attention deficit and hyperactivity disorder (ADHD) in adults at the end of this year;

     Three projects (SPD503 for ADHD, SPD476 for ulcerative colitis, and TROXATYL for acute myelogenous leukemia) ready to enter phase III trials during H1 2003;

     TROXATYL for pancreatic cancer to move to phase III during Q2 or Q3 2003;

     SPD754 for HIV infection entering phase II by the end of 2002;

     Re-prioritisation of SPD473, a mixed monoamine reuptake inhibitor, non-stimulant for ADHD with start of phase II anticipated Q1 2003;

     Two vaccine projects (SPD703 for pneumococcal infections and SPD705 for Pseudomonas aeruginosa) have entered phase I clinical trials this year;

     The option for SPD474, the potential Parkinson's Disease treatment licensed from a Japanese company, is not being exercised due to disappointing preclinical results.


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R & D BRIEFING SUMMARY

Shire focuses on three key therapeutic areas: central nervous system (CNS), anti-infectives and oncology. At the R&D briefing, Shire will summarise progress in each area:

Central Nervous System

ADHD

Following the success of the launch of Adderall XR, Shire's once a day treatment for ADHD, which is currently indicated for children, aged 6-12, the Company confirms that it will be filing an sNDA for the treatment of ADHD in adults by the end of 2002.

A further ADHD compound, SPD503, will enter phase III trials during H1 2003. This compound is a non-scheduled substance. Encouraging safety and efficacy data have been obtained from phase II trials with children; a programme of adult studies is being designed.

SPD473 will enter phase II trials during Q1 2003. This new chemical entity was acquired for multiple indications including, ADHD, Parkinson's Disease and depression. Shire announces that it is refocusing the development of this non-scheduled substance for the treatment of ADHD.

Bipolar Disorder

The development of a new indication for CARBATROLTM for the treatment of bipolar disorder continues, with the project progressing well in phase III.

Epilepsy

A proof of concept study for the epilepsy project, SPD421 is currently ongoing. If successful, this project will enter phase III by the end of Q4 2003. This is a conjugate of the established anti-epileptic drug valproic acid, and a phospholipid. Shire has rights to this compound in major markets.

Anti-infectives

HIV

SPD754 will enter phase II by the end of this year. This anti-infective has the potential for a safety profile comparable to that of 3TC(R), the world's best selling HIV/Aids treatment, with activity against known resistant strains. It has been granted fast track review status by the FDA. Shire has worldwide rights to this compound.

Pneumococcal vaccine

Phase I clinical studies began this month on Shire's first vaccine for the prevention of pneumococcal infections: SPD 703, a novel vaccine design that offers advantages over existing vaccines for this target. There is a need for new vaccines in this area with efficacy across the full range of patient age groups and across all bacterial serotypes.

Meningococcal vaccine

Phase I trials have been underway for SPD704, a protein-based vaccine that would cover all serogroups for the prevention of meningococcal disease. Again, there is a need for new vaccines which are effective across all serotypes in this potentially fatal disease.

Pseudomonas aeruginosa

This exploratory vaccine, SPD705 commenced Phase I trials in Q2 this year in a probe study being conducted by Cytovax Biotechnologies.

Oncology

Pancreatic cancer and acute myelogenous leukaemia

TROXATYL is a dioxolane nucleoside analogue which has been in phase II trials for the treatment of pancreatic cancer and acute leukaemia. Both of these indications are on track to progress to phase III in 2003.

Other

Gastro-intestinal

SPD476, which was acquired by Shire this year, is scheduled to start phase III trials in H1 2003. The project is for the treatment of ulcerative colitis and has the potential to reduce dose frequency and pill burden.

FosrenolTM

Shire has recently announced that it is increasingly likely that the first European approval of FOSRENOL, the phosphate binder for the treatment of hyperphosphataemia, will not be granted during 2002. Shire is confident that all outstanding questions can be answered over the coming few months and continues to plan for a European launch for FOSRENOL during 2003, subject to regulatory approval.

                                      Ends

The full presentation will be webcast live on www.shire.com. An audio recording will also be available after the event on the website.

For further information please contact:

Global (outside US and Canada)
Clea Rosenfeld - Investor Relations                             +44 1256 894 160
Jessica Mann - Media                                            +44 1256 894 280
US & Canada
Gordon Ngan - Investor Relations                                +1 450 978 7942
Michele Roy - Media                                             +1 450 978 7938



Notes to editors
Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a rapidly growing international specialty pharmaceutical company with a strategic focus on three therapeutic areas - central nervous system disorders (CNS), oncology and anti-infectives. Shire also has two platform technologies: advanced drug delivery and biologics. Shire's core strategy is based on research and development combined with in licensing and a focus on eight key pharmaceutical markets.

For further information on Shire, please visit the Company's website: www.shire.com


THE "SAFE HARBOUR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. The statements in this press release that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event that such risks or uncertainties materialise, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development and commercialisation, the impact of competitive products, patents, government regulation and approval, and other risks and uncertainties detailed from time to time in periodic reports produced by Shire, including the Annual Report filed on Form 10K by Shire with the Securities and Exchange Commission.